UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2004

WORLDQUEST NETWORKS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	75-2838415	0-27751
(State or Other Jurisdiction	(IRS Employer	(Commission
of Incorporation)	Identification No.)	File Number)

Registrant’s telephone number, including area code: (972) 361-1980

Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Item 1. Changes in Control of Registrant
Item 5. Other Events
Item 7. Exhibits
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
Voting Agreement and Irrevocable Proxy

On March 17, 2004, WorldQuest Networks, Inc. filed a Current Report on Form 8-K, dated March 16, 2004. This Current Report on Form 8-K/A is being filed solely to include certain exhibits with respect to the information described herein and amends and restates in its entirety the Form 8-K filed with the Commission on March 17, 2004.

Item 1. Changes in Control of Registrant.

          On March 16, 2004, WorldQuest Networks, Inc., a Delaware corporation (“WorldQuest”) and Ntera Holdings, Inc., a Delaware corporation (“Ntera”), entered into an Agreement and Plan of Merger dated as of that date (the “Merger Agreement”), providing for transactions that, once completed, will result in a change of control of WorldQuest. Copies of the Merger Agreement and the joint press release issued in connection therewith are attached hereto as Exhibit 2.1 and Exhibit 99.1, respectively, and are incorporated herein by reference.

          Under the terms of the Merger Agreement, Ntera will be merged with and into WorldQuest, with WorldQuest as the surviving company (the “Merger”). Stockholders of Ntera at the effective time of the Merger will be entitled to receive 80% of the common stock of the surviving company, with existing WorldQuest stockholders owning the remaining 20% of the common stock of the surviving company. After consummation of the Merger, Mr. Engin Yesil, Ntera’s controlling stockholder, could be deemed to control the surviving company by virtue of his approximately 54% stock ownership therein.

     The Merger has been unanimously approved by the Boards of Directors of both WorldQuest and Ntera, and is subject to various conditions to closing, including approval by the holders of not less than a majority of WorldQuest’s outstanding common stock, approval of continued listing of WorldQuest’s common stock on the Nasdaq Stock Market, completion of audited financial statements for Ntera’s fiscal year ended December 31, 2003, receipt of a “bring-down” of the fairness opinion rendered to the Board of Directors of WorldQuest, WorldQuest’s approval of Ntera’s financial performance and certain other conditions. Michael Adler, who, as sole shareholder of Eagle Venture Capital, LLC, beneficially owns approximately 42% of WorldQuest’s stock, has executed a Voting Agreement and Irrevocable Proxy, dated as of March 16, 2004 (the “Voting Agreement”), whereby he has agreed to vote his shares in favor of the Merger so long as the Merger Agreement has not been terminated. The Voting Agreement is attached hereto as Exhibit 9.1, and is incorporated herein by reference. The stockholders of Ntera have already unanimously approved the Merger.

     Under the terms of the Merger Agreement, the Board of Directors of the surviving company will consist of WorldQuest’s four current directors (or their successors) and three new directors named by Ntera. In addition, Mr. Yesil has agreed in the Merger Agreement not to exercise his voting rights with respect to any shares of the surviving company to alter the composition of its Board of Directors until the earlier of WorldQuest’s 2005 annual meeting of stockholders or June 30, 2005.

     In connection with the Merger, WorldQuest intends to relocate its executives to Ntera’s headquarters in Miami, Florida. On March 16, 2004, R. Stephen Polley resigned as President,

Chief Executive Officer and a director of WorldQuest because of his desire to not relocate to Miami. Gary W. Fiedler also notified WorldQuest of his resignation from his position as a director of WorldQuest, effective as of March 10, 2004. As a result, B. Michael Adler, formerly Chairman of the Board of WorldQuest, was elected President and Chief Executive Officer of WorldQuest, and Robert A. Farmer, an existing member of WorldQuest’s Board, was elected Chairman of the Board of WorldQuest and also chairman of WorldQuest’s Audit Committee. Under the terms of the Merger Agreement, both gentlemen will continue in those roles after completion of the Merger. Also under the terms of the Merger Agreement, Mr. Yesil will serve as President of Business Development of the surviving company but will not serve on its Board of Directors and Victor E. Grijalva, Vice President and Chief Financial Officer of WorldQuest, will continue as Vice President and Chief Financial Officer of the surviving company.

     WorldQuest has agreed to extend a bridge loan in the principal amount of $2 million to Ntera in connection with the Merger Agreement. If the Merger Agreement is terminated for any reason, the full amount of the loan will become due and payable within six months of that termination. Ntera and certain of its subsidiaries have granted WorldQuest a security interest in their assets to secure repayment of the loan. Ntera intends to use the proceeds of the loan for working capital.

Item 5. Other Events.

          As discussed above under Item 1, on March 10, 2004, Gary W. Fiedler resigned as a director of WorldQuest, and on March 16, 2004, R. Stephen Polly resigned as President, Chief Executive Officer and a director of WorldQuest, B. Michael Adler resigned as Chairman of the Board (but not as a director) and was elected President and Chief Executive Officer of WorldQuest, and Robert A. Farmer was elected Chairman of the Board of Directors of WorldQuest and also chairman of the Audit Committee of the Board of Directors of WorldQuest.

Item 7. Exhibits.

(c)   Exhibits.

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of March 16, 2004, among WorldQuest Networks, Inc., Ntera Holdings, Inc. and Engin Yesil.

9.1	Voting Agreement and Irrevocable Proxy, dated as of March 16, 2004, between Eagle Venture Capital, LLC and Ntera Holdings, Inc.

99.1*	Joint Press Release dated March 17, 2004.

*Previously Filed.

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDQUEST NETWORKS, INC.

By:	/s/ Victor E. Grijalva

Name: Victor E. Grijalva
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

Dated: March 19, 2004

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 16, 2004, among WorldQuest Networks, Inc., Ntera Holdings, Inc. and Engin Yesil.

9.1	Voting Agreement and Irrevocable Proxy, dated as of March 16, 2004, between Eagle Venture Capital, LLC and Ntera Holdings, Inc.

99.1*	Joint Press Release dated March 17, 2004.

* Previously Filed.

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